Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: John Elliott (248) 352-7530

Critical Home Care, Inc., Reports Results for the First Quarter of Fiscal 2005

Southfield, Michigan – August 25, 2004 – Critical Home Care, Inc., (OTC Bulletin Board: CCLH.OB), a national provider of staffing and home care services, mail order pharmacy and durable medical equipment, announced results for its first quarter ended June 30, 2004.

Sales for the three months ended June 30, 2004, is split between the Predecessor and Successor companies. The sales from May 10, 2004, to June 30, 2004, were $13,621,057, and from April 1, 2004, to May 9, 2004, were $9,486,601. The combined sales for the three months ended June 30, 2004, increased by $4,899,996, or 27%, to $23,107,658 as compared to $18,207,662 for the three months ended June 30, 2003. The increase is primarily attributable to total sales of $711,256 attributable to the operations of the entities that merged into the Company effective May 10, 2004, and to the addition of three new businesses to the affiliate network.

Net income for the first quarter of fiscal 2005 was $346,875, or $.004 per diluted share, compared with $825,900, or $.010 per diluted share for the first quarter of fiscal 2004, a decrease of $479,025. The decrease was due largely to losses sustained by the company’s durable medical equipment (DME) and mail order pharmacy business. Net income from the company’s core business – staffing and health care services – was $1,082,169 for the first quarter of fiscal 2005, compared with $825,900 for the first quarter of last year, an increase of $256,269, or 31%.

Gross profit for the period from May 10, 2004, to June 30, 2004, is 15.6%, and for the period from April 1, 2004, to May 9, 2004, is 14.4%. The combined gross profit for the three months ended June 30, 2004, was 15.1%, an increase of 0.1% over the 15.0% recorded in the prior year’s comparable period. The increase was a result of the sales mix in the quarter being different, which is attributable to the DME rentals and mail order pharmacy being a higher percentage of sales; such revenue generates a somewhat higher gross profit than other sales.

General and administrative expenses for the period from May 10, 2004, to June 30, 2004, were $2,017,846, and for the period from April 1, 2004, to May 9, 2004, were $886,916. Combined general and administrative expenses totaled $2,904,762 for the three months ended June 30, 2004, compared to $1,911,501 for the three months ended June 30, 2003. The net increase of $993,261, or 52%, consists of primarily the general and administrative expenses of the merged entities totaling $862,481 which includes one-time expenses of loss of disposition of asset in the amount of approximately $90,000, and legal and accounting expenses in the amount of approximately $94,000. In addition, the administrative salaries and benefits for Arcadia increased by $63,360, and advertising expenses increased by $15,765.  Bank charges increased by $20,433 as a result of a switch in banking facilities in connection with the merger.  In addition, there was a net increase of approximately $24,752 in all other expenses.

Commenting on the company’s fiscal first quarter financial performance, John E. Elliott, the Company’s chairman and CEO, said:  The acquisition by Critical Home Care earlier this year of Arcadia Services, Inc. ("Arcadia Services") and Arcadia Rx, LLC. ("Arcadia Rx") brought together several well-run businesses that are strong competitors in their respective market sectors.  By combining home and institutional medical staffing, non-medical staffing, mail order prescription drugs and durable medical equipment, we have an entity that we expect to produce strong shareholder value and marketplace excellence in the coming years.

“We expect our growth initiatives to be enhanced by marketplace factors, including the ‘graying of America,’ which already is causing increased demand for home care, medications and home medical equipment.  Additionally, home care is becoming increasingly seen as a means to help people function better and recover quicker while holding down escalating healthcare costs,” Elliott said.

Outlook:

Critical Home Care, Inc., is a “patient direct” platform that will continue to offer our patients products and excellence in patient care that will enable them to live comfortably.  It is our goal to continue to keep the patient healthy enough to stay home at an affordable cost.  In the following quarters operational results will be determined by the success we have at integrating the three acquisitions, and the cross-selling opportunities to leverage our existing resources.

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Critical Home Care is a national provider of staffing and homecare services, durable medical equipment and mail order pharmaceuticals.  The Company’s medical staffing service includes registered nurses, travel nurses, licensed practical nurses, certified nursing assistants, respiratory therapists and medical assistants.  The non-medical staffing service includes light industrial, clerical, and technical personnel.  The homecare services include personal care aides, home care aides, homemakers, companions, physical therapists, occupational therapists, speech pathologists and medical social workers.

The Company markets, rents and sells surgical supplies, orthotic and prosthetic products and durable medical equipment, such as wheelchairs and hospital beds, and also provides oxygen and other respiratory therapy services and equipment.  For additional information, please visit Critical Home Care’s web site at www.criticalhomecare.com.

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FORWARD-LOOKING STATEMENTS

            Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended.  When we use words such as “believes,” “expects,” “anticipates,” “estimates,” “plan” or similar expressions, we are making forward-looking statements.  Actual results may differ materially from those anticipated or implied in the forward-looking statements. The forward-looking statements involve known and unknown risks, uncertainties and other factors. These factors include competition factors (such as the size and resources of our competitors), general economic conditions, cyclical factors affecting the staffing industry, our ability to sell new and existing services and products at profitable yet competitive prices, and the need for Critical Home Care, Inc. and its subsidiaries (collectively the “Company”) to effectively integrate acquired businesses and to successfully deliver its primary services.  The forward-looking statements contained in this news release speak only as of the date hereof.  Additional information with respect to these and other factors that could materially affect the Company is included in the Company's filings with the Securities and Exchange Commission.  The Company does not undertake, and expressly disclaims, any obligation to update or alter its forward-looking statements, except as may be required by law.

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